Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Neal Meehan Chairman Aura Systems, Inc. (310) 643-5300 Email:nmeehan@aurasystems.com

$10.8M Recapitalization Transaction Signed, includes
Changes in Management and Board Composition

     EL SEGUNDO, CALIFORNIA, September 10, 2004, Aura Systems Inc (OTCBB: AURA) announced today the closing of agreements with a group of investors and the secured debt holders to recapitalize the Company. The recapitalization consists of four significant parts (i) the infusion of $7.3 million of new capital in the form of Series B Preferred, which funds will be infused by investors over the next nine months with a firm monthly schedule, (ii) conversion into Series B Preferred of $3.5 million out of approximately $7.5 million of outstanding secured debt and the extension of the due date on the remaining secured debt until August 2005, (iii) the settlement of all litigation with former management and (iv) changes in management and Board composition.

     The Series B Preferred is sold in the form of a unit. Each unit is priced at $1,000 and consists of 200 shares of Series B Cumulative Convertible Preferred Stock (“Series B Preferred”) at $5.00 per share and 12,500 warrants to acquire common shares at $0.02 per share for a period of seven years. Each share of the Series B Preferred carries a cumulative dividend of 8% and is convertible into 250 common shares of the Company. The Series B Preferred is senior to the Company’s common stock and Series A Preferred Stock. The conversion price is subject to adjustment to the lowest price at which the Company in the future sells shares of common stock, with limited exceptions. The Company has the right to force conversion of the Series B Preferred into common stock upon the satisfaction of a number of conditions, including the Company’s common stock trading at a price in excess of $0.10 for twenty consecutive trading days. The Series B Preferred Stock has class voting rights to elect four directors of the Company and to approve certain corporate transactions, including the issuance of any shares of preferred stock on parity with or senior to the Series B Preferred Stock. The initial purchasers of Series B units have also been granted an option to purchase additional units on the same terms at any time prior to May 31, 2005 in an amount up to 50% of the purchase commitment being made at this time. This transaction has a stated maximum investment of $15 million, excluding any conversions of secured debt. Therefore, additional Series B units besides those initially subscribed and the related 50% additional purchase option may be issued. The Company has no firm commitments for any such future purchases.

     A total of $7.3 million was committed in the placement. Many of the Series B investors agreed to pay their purchase price over a 9 month period. At closing, the Company will receive $1,195,000 in cash, including $790,000 of prior advances to the Company, and $6,180,000 of promissory notes. The Company will issue 1.46 million shares of Series B Preferred to these investors. Shares of Series B Preferred purchased using a promissory note will be held in escrow until required payments under each note are received; however, the purchaser shall be eligible to exercise the voting rights of any such Series B Preferred shares held in escrow.

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     The Series B Preferred Stock cannot be converted into common shares unless and until the Company’s shareholders approve an increase in the number of authorized common shares. As part of the 2004 Recapitalization Transactions, the Company is committing to seek such shareholder approval as soon as possible.

     The holders of the approximately $7.5 million of secured debt agreed (i) to convert $3.5 million of this debt into 3,500 Series B units on the same terms as cash investors (this represents a waiver of their contractual right to participate in such an equity offering at a discount), (ii) to extend maturity of the remaining approximately $4.0 million of notes to August 2005 and (iii) if certain future conditions are met, to convert additional debt amounts up to the full amount of the secured debt into Series B units on the same terms as cash investors. Prior to conversion of the remaining debt, the secured debt holders require, among other conditions, that the Company resolve and settle all other debts to the satisfaction of the secured creditors and that the Company have an effective registration of the common stock underlying the Series B Preferred in place. The remaining debt continues to be secured by substantially all of the Company’s assets. No assurances can be given as to when or if the conditions will be met to require the remaining debt to be converted into Series B Preferred.

     The litigation settled in conjunction with this investment transaction was brought principally by Zvi Kurtzman, the Company’s former Chairman and CEO, and four other members of the Company’s management who resigned in February 2002 (the “Former Management”). The basis of the litigation was primarily (i) amounts due to the Former Management under severance/consulting agreements and (ii) shares of Company common stock due to the Former Management and certain other participants (collectively, the “Aries Group”) in a private placement of equity in 2002 as a penalty for the Company’s failure to register the shares issued in that placement. The settlement contains mutual general releases, mutual covenants not to sue and terminates the litigation. Pursuant to the settlement, the Company would agree (i) to pay members of the Aries Group an aggregate of $801,509 in sixteen monthly installments (which total payments may be reduced to $726,508 if Aura timely pays all installments), subject to acceleration if certain additional capital raising targets are met and subject to the option to convert unpaid amounts into Series B units, (ii) to reinstate approximately 14 million options and warrants previously issued to the Former Management with exercise prices not less $0.31 per share of common stock, (iii) to issue to members of the Former Management new ten-year warrants to purchase an aggregate of 34,500,000 shares of common stock exercisable at a price of $0.07 per share, (iv) issue to members of the Aries Group 6,208,048 shares of the Company’s common stock and (v) to issue to members of the Aries Group shares of Series B Preferred Stock with an aggregate liquidation preference of $458,583 and approximately 5.7 million seven-year warrants exercisable at a price of $0.02, consistent with the Series B Placement described below. Certain members of the Aries Group are also participating in the Series B Placement. A failure of the Company to pay amounts due or issue shares or warrants as provided by the settlement terminates the Aries Group’s requirement to fund its Series B commitments. Conversely, a failure of the Aries Group to pay amounts due pursuant to its Series B commitments waives the Company’s requirement to pay amounts due under the settlement unless and until such payments are made.

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     Concurrent with the closing, Mr. Neal Meehan will resign as the CEO and President of the Company. Mr. Meehan will remain as the Chairman of the Board. The Company will be announcing a new CEO to succeed Mr. Meehan shortly.

     Mr. Carl Albert, Mr. Larry Diamant and Mr. James Harrington will resign from the Board concurrent with the closing and will be replaced by Mr. Raymond Yu, Mr. Izhar Fernbach and Dr. Alfred Balitzer who are the appointees of certain Series B investors. Mr. Meehan, the Company’s Chairman said “We thank the resigning Board members for their contributions during a very difficult period for the Company. We are pleased to welcome the new Board members. The infusion of needed capital and the conversion of some of the existing secured debt is an important milestone in allowing the Company to move forward. We are also grateful to the loyal team of Aura employees who have persevered under difficult circumstances and whose efforts have helped the Company move forward. We all look forward to working together to bring to fruition the enormous potential of the AuraGen® and its technology for mobile power uses in many applications across many industries”.

     Dr. Balitzer has over 35 years of experience in government, politics and public affairs both at the state and federal level. Dr. Balitzer is both a Professor and a Senior Research Fellow at the prestigious Claremont McKenna College as well as the Chairman of the Board of Pacific Research & Strategies Inc., a consulting company which specializes in helping companies do business with the Federal Government as well as other foreign governments across the globe. Dr. Balitzer’s experience includes his appointment by President Reagan to numerous positions including Special Ambassador to Brunei. He was a member of the Bicentennial Commission, a consultant to the Secretary of the Interior and a member of the GSA National Archives and Services Advisory Board. Dr. Balitzer was also appointed as a Commissioner and later became the Chairman of the Boating and Waterways Commission for the State of California. Dr. Balitzer has been leading Aura’s efforts in explaining the benefits and utility of the AuraGen to the US Congress. He was instrumental in helping to secure a line item for the AuraGen in the US military budget.

     Mr. Fernbach has owned his own business for over 25 years representing major global accounts in Europe, Asia and Israel. Mr. Fernbach has both an Economics and an Electrical Engineering degree. Mr. Fernbach is a yacht enthusiast with expertise in the electrical requirements on marine craft. Mr. Fernbach’s vast global connections as well as his technical and economics background will help introduce the AuraGen® to a new set of global users. Mr. Fernbach and members of his family are major participants in the new investment in Aura Systems.

     Mr. Yu has over 20 years of experience in managing small companies in the high tech arena. A graduate of the University of California at Berkeley, Mr. Yu is an engineer by training and built his first high tech company, Alaris, Inc. of Fremont, California, to over $55 million in sales in 1995 before merging it with a large China based manufacturing company in 1998. The merger leveraged the financial and manufacturing capabilities of the larger China company with the marketing and development expertise of U.S. based Alaris. Mr. Yu held senior executive positions in the merged company and was responsible for technology development, licensing, and merger and acquisition activities for the new company. At the end of 2002, Mr. Yu negotiated the sale of the Alaris technology to a Japanese high tech company. Since then he has acted as a management consultant to various companies. Mr. Yu, who is a long time Aura shareholder, is extremely familiar with the AuraGen and its many applications and commercial opportunities.

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ABOUT AURA SYSTEMS

Aura Systems Inc., an ISO 9001 certified company, is a technology leader in mobile power.

The Company develops and sells AuraGen® mobile induction power systems to the industrial, commercial and defense mobile power generation markets. The Company's unique and patented energy solution is the only proven, commercially available pure sine wave power system that can continuously provide thousands of watts of power at low engine speed, and is fully integrated under the vehicle hood. The AuraGen® is capable of generating full power, up to 8,500 watts, at all engine speeds including enhanced engine idle speed for gasoline engines and at idle speed for bigger diesel engines. The AuraGen®

combines sophisticated mechanical and electronics design, advanced engineering and breakthrough electromagnetic technology to produce a highly reliable and flexible mobile power generating system that creates alternating current (AC) and direct current (DC)

electricity, both with and without the engine on. For more information about the Company’s

AuraGen® product visit the company's website at http://www.aurasystems.com.

     This press release contains certain forward-looking statements and information based on the beliefs of Aura’s management as well as assumptions made by, and information currently available to Aura’s management. Such statements reflect the current views of Aura with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Aura’s 10-K and other SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Aura undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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AURA and AuraGen are registered trademarks of Aura Systems, Inc. Other marks and brands may be claimed as the property of others.

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